Exhibit 23.4

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Share Incentive Plan, Inducement Share Option Awards and Inducement Performance-Based Restricted Share Unit Awards of Nabriva Therapeutics plc of our report dated May 18, 2018, with respect to the financial statements of Zavante Therapeutics, Inc. included in Nabriva Therapeutics plc’s Current Report on Form 8-K dated July 25, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
July 25, 2018